Exhibit 2.5

EXECUTION VERSION

NOTE PURCHASE AGREEMENT

BY AND AMONG

QUNAR CAYMAN ISLANDS LIMITED,

SL CAMEL HOLDCO LIMITED,

GAOLING FUND, L.P.

AND

YHG INVESTMENT, L.P.

Dated as of June 1, 2015

TABLE OF CONTENTS

1.	Definitions	5
2.	Authorization, Purchase and Sale of Notes	10

2.1.	Authorization, Purchase and Sale	10
2.2.	Closing	10

3.	Representations and Warranties of the Company	10

3.1.	Organization and Power	10
3.2.	Capitalization	11
3.3.	Registration Rights	11
3.4.	Authorization	11
3.5.	Valid Issuance	12
3.6.	No Conflict	13
3.7.	Consents	13
3.8.	Permits; Compliance with Applicable Laws	13
3.9.	SEC Reports; Financial Statements	14
3.10.	Internal Controls and Procedures	15
3.11.	Absence of Certain Changes	15
3.12.	Absence of Litigation	16
3.13.	NASDAQ Global Select Market	16
3.14.	Variable Interest Entities	16
3.15.	SAFE Compliance	16
3.16.	Intellectual Property	16
3.17.	Title to Property	17
3.18.	Transactions with Directors and Officers	17
3.19.	Investment Company Act	17
3.20.	Taxes	17
3.21.	Payments in Foreign Currency	18
3.22.	General Solicitation; No Integration	18
3.23.	Brokers	18
3.24.	Reliance by the Purchasers	18

4.	Representations and Warranties of the Purchasers	18

4.1.	Organization	18
4.2.	Authorization	19
4.3.	No Conflict	19
4.4.	Consents	19
4.5.	Absence of Litigation	20
4.6.	The Purchasers’ Financing	20
4.7.	Brokers and Finders	20
4.8.	Purchase Entirely for Own Account	20
4.9.	General Solicitation	20

4.10.	Investor Status	20
4.11.	Securities Not Registered	21
4.12.	Reliance by the Company	21
4.13.	Ownership of Ordinary Shares and ADSs	21
4.14.	Transactions involving Ordinary Shares or ADSs	21

5.	Covenants	22

5.1.	HSR Approval	22
5.2.	Shares and ADSs Issuable Upon Conversion	22
5.3.	Further Assurances	22
5.4.	Information Rights	23
5.5.	Specific Performance	24
5.6.	Use of Proceeds	24
5.7.	OFAC	24
5.8.	WKSI Covenant	24
5.9.	Officers Certificate	24
5.10.	VCOC Letter	24
5.11.	Observer Rights	24
5.12.	Co-Investment Rights	25
5.13.	Cooperation	25
5.14.	Benefit of Covenants	25
5.15.	Tax Covenant	26

6.	Conditions Precedent	26

6.1.	Conditions to the Obligation of the Purchasers	26
6.2.	Conditions to the Obligation of the Company	27

7.	Termination	28

7.1.	Conditions of Termination	28
7.2.	Effect of Termination	28

8.	Indemnification of the Purchasers	28

8.1.	General	28
8.2.	Claims; Disputes	29
8.3.	Opportunity to Defend Third Party Claims	29
8.4.	Settlement	29

9.	Miscellaneous Provisions	30

9.1.	Public Statements or Releases	30
9.2.	Interpretation	30
9.3.	Notices	30
9.4.	Severability	32
9.5.	Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	33
9.6.	Waiver	33

9.7.	Expenses	34
9.8.	Assignment	34
9.9.	Confidential Information	34
9.10.	Third Parties	35
9.11.	Counterparts	35
9.12.	Entire Agreement; Amendments	35
9.13.	Survival	36
9.14.	Recourse	36

Exhibits

Exhibit A	Form of Indenture
Exhibit B	Form of Registration Rights Agreement
Exhibit C-1	Form of Legal Opinion of Shearman & Sterling LLP
Exhibit C-2	Form of Legal Opinion of Maples and Calder
Exhibit C-2	Form of Legal Opinion of TransAsia Lawyers
Exhibit D	Form of VCOC Letter

Schedule 1	Allocation of Notes to Purchasers

This NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of June 1, 2015, by and among Qunar Cayman Islands Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (the “Company”), SL Camel Holdco Limited, an exempted company with limited liability organized under the laws of the Cayman Islands (together with its successors and permitted assigns, “Silver Lake”), Gaoling Fund, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (together with its successors and permitted assigns, “Gaoling”), and YHG Investment, L.P., an exempted limited partnership organized under the laws of the Cayman Islands (together with its successors and permitted assigns, “YHG” and, together with Gaoling,  “Hillhouse”, and together with Silver Lake, the “Purchasers” and each of them a “Purchaser”).

WHEREAS, the Company has authorized the issuance of US$500,000,000 aggregate principal amount of its 2.0% Convertible Senior Notes due 2021 (the “Notes”) to be issued in accordance with the terms and conditions of the indenture in the form attached as Exhibit A hereto (with such non-material changes as may be reasonably required by the Trustee, and to qualify under the Trust Indenture Act of 1939, as amended, and such other changes as are mutually agreed by the Company and the Purchasers (the “Indenture”), which Notes shall be convertible into American depositary shares (“ADSs”) of the Company, each representing three Class B ordinary shares, par value US$0.001, of the Company (“Ordinary Shares”); and

WHEREAS, the Company desires to issue and sell to the Purchasers pursuant to this Agreement, and the Purchasers desire to purchase from the Company the principal amount of the Notes set forth beside their names in Schedule 1 hereto.

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1.             Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Action” shall mean any claim, suit, action, arbitration, cause of action, complaint, criminal prosecution, investigations  or proceeding, whether at law or at equity and whether public or private, before or by any Governmental Authority, any arbitrator or other tribunal.

“ADRs” has the meaning set forth in Section 3.5(b) hereof.

“ADSs” shall have the meaning set forth in the recitals hereof.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, provided, that each Affiliated Entity and each Affiliate of an Affiliated Entity of each respective Purchaser shall be deemed to be an Affiliate of such Purchaser.

“Affiliated Entity” shall mean any investment fund or holding company (including any special purpose vehicle) formed for investments purposes that is primarily managed, advised or serviced by each respective Purchaser or by an Affiliate of such Purchaser or whose general partner, managing member or other controlling Person is such Purchaser or an Affiliate of such Purchaser.  All Notes held or acquired by Affiliated Entities and all Ordinary Shares or ADSs that were issued upon prior conversions of Notes by Affiliated Entities shall be aggregated together for the purpose of determining the availability of any rights under this Agreement,

“Agreement” has the meaning set forth in the first paragraph hereof.

“Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended or modified from time to time, and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” has the meaning set forth in Section 3.20(b) hereof.

“Company” has the meaning set forth in the first paragraph hereof.

“Confidential Information” has the meaning set forth in Section 9.9(a) hereof.

“control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Deposit Agreement” shall mean the deposit agreement dated October 31, 2013, by and among the Company the Depositary and all holders and beneficial owners from time to time of ADSs issued thereunder, or if amended or supplemented as provided therein, as so amended or supplemented.

“Depositary” shall mean Deutsche Bank Trust Company Americas.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“FCPA” has the meaning set forth in Section 3.8(c) hereof.

“Financial Statements” has the meaning set forth in Section 3.9(b) hereof.

“Fundamental Representation” has the meaning set forth in Section 6.1(a) hereof.

“GAAP” has the meaning set forth in Section 3.9(b) hereof.

“Governmental Authority” shall mean any legislature, agency, bureau, branch, department, division, commission, instrumentality, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, provincial or foreign government or any court, arbitrator, arbitration panel or similar judicial body.

“Hillhouse” has the meaning set forth in the first paragraph hereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or modified from time to time.

“Indemnification Notice” has the meaning set forth in Section 8.2 hereof.

“Indemnified Person” has the meaning set forth in Section 8.1 hereof.

“Indenture” has the meaning set forth in the recitals hereof.

“Initial Conversion Rate” has the meaning set forth in Section 2.1 hereof.

“Intellectual Property” has the meaning set forth in Section 3.16 hereof.

“Investment Value” has the meaning set forth in Section 5.13 hereof.

“Losses” has the meaning set forth in Section 8.1 hereof.

“Material Adverse Effect” shall mean such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets or continuing operations of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to perform its obligations under this Agreement, but shall not include facts, circumstances, events or changes (a) generally affecting any of the industries in which the Company, taken together with its Subsidiaries, operates, in the United States or elsewhere in the world or the economy or the financial or securities markets in the United States or elsewhere in the world, in each case, except to the extent such facts, circumstances, events or changes disproportionately affect the Company and its Subsidiaries; (b) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein or escalations thereof; (c) any conditions resulting from natural disasters; (d) any action taken or omitted to be taken by or at the written request or written consent of the Purchasers; (e) any announcement of this Agreement or the transactions contemplated hereby, in each case, to the extent due to such announcement; (f) resulting from changes in applicable legal requirements, GAAP or accounting standards; (g) resulting from a change in the price of or the trading volume in the Ordinary Shares or ADSs in and of itself (but the underlying reasons for such change shall not be excluded pursuant to this clause); or (h) resulting from a failure to meet securities analysts’ published revenue or earnings predictions for the Company in and of itself (but the underlying reasons for such failure shall not be excluded pursuant to this clause).

“Money Laundering Laws” has the meaning set forth in Section 3.8(d) hereof.

“Notes” has the meaning set forth in the recitals hereof.

“Observer” has the meaning set forth in Section 5.11 hereof.

“OFAC” has the meaning set forth in Section 3.8(b) hereof.

“Ordinary Shares” has the meaning set forth in the recitals hereof.

“Permits” has the meaning set forth in Section 3.8(a) hereof.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“PFIC” has the meaning set forth in section 3.20(b) hereof.

“Purchasers” and “Purchaser” has the meaning set forth in the first paragraph hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“PRC” means the People’s Republic of China, but solely for purposes of this Agreement excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(d) hereof.

“Relevant Person” has the meaning set forth in Section 3.8(b) hereof.

“Representatives” has the meaning set forth in Section 9.9(a) hereof.

“Rule 144” shall mean Rule 144 (or any successor provision) under the Securities Act, as such provision may be amended from time to time.

“SAFE Rules and Regulations” has the meaning set forth in Section 3.15 hereof.

“Sanctions” has the meaning set forth in Section 3.8(b) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Reports” shall mean the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2014, and any current reports on Form 6-K filed or furnished by the Company after December 31, 2014 and prior to the date hereof.

“Securities” shall mean the Notes and the ADSs issuable upon conversion of the Notes.

“Securities Act” shall mean the Securities Act of 1933, as amended or modified from time to time, and all of the rules and regulations promulgated thereunder.

“Silver Lake” has the meaning set forth in the first paragraph hereof.

“Subsidiary” when used with respect to any party shall mean any corporation or other organization, whether incorporated or unincorporated (x) of which such party or a Subsidiary of such party is a general partner or managing member (y) of which at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and shall include the VIE Entities.

“Transaction Agreements” shall mean this Agreement, the Registration Rights Agreement, the VCOC Letter, the Indenture and the Notes.

“Trustee” shall mean a financial institution that provides corporate trust services as proposed by the Company and consented to by the Purchasers, which consent shall not be unreasonably withheld.

“VCOC Letter” has the meaning set forth in Section 5.10 hereof intended to ensure that Silver Lake maintains the status of “venture capital operation company” as defined in the Department of Labor Regulations, Section 251010.3-101(d).

“VIE Entities” shall mean Qunar.com Beijing Information Technology Company Limited and its Subsidiaries.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

“WKSI” shall mean a “well known seasoned issuer” as defined under Rule 405 pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as Rule 405.

2.             Authorization, Purchase and Sale of Notes.

2.1.         Authorization, Purchase and Sale.  The Company has authorized (a) the initial sale and issuance to the Purchasers of the Notes, (b) the issuance of the ADSs to be issued upon the conversion of the Notes and (c) the issuance of the Ordinary Shares represented by the ADSs and the deposit of such Ordinary Shares with the Depositary.  Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company the principal amount of the Notes set forth beside each Purchaser’s name in Schedule 1 hereto at a purchase price equal to the principal amount of Notes purchased.  The Conversion Price (as defined in the Indenture) on the Closing Date will equal US$55.00 and the Conversion Rate (as defined in the Indenture) shall be 18.1818 (the “Initial Conversion Rate”); provided, that if any event shall occur between the date hereof and the Closing Date (inclusive) that would have resulted in an adjustment to the Conversion Rate (as defined in the Indenture) pursuant to Article 10 of the Indenture if the Notes had been issued and outstanding since the date hereof, the Initial Conversion Rate and the share amounts in the tables of Make-Whole Applicable Increases set forth in Section 10.14(a) of the Indenture shall be adjusted in the same matter as would have been required by Article 10 of the Indenture if the Notes had been issued and outstanding since the date hereof and the Conversion Price and Initial Conversion Rate included in the Indenture will reflect such adjustment.

2.2.         Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 hereof, the closing of the purchase and sale of the Notes (the “Closing”) shall take place at the offices of Simpson Thacher & Bartlett LLP, 3919 China World Tower, 1 Jian Guo Men Wai Avenue, Beijing, China on June 17, 2015 or on such other date as is mutually agreed upon in writing by the Company and the Purchasers (the “Closing Date”). At the Closing, the aggregate principal amount of the Notes shall be reflected in one or more Notes in definitive certificated form in the name of each respective Purchaser or the name of any purchaser to which the rights and obligations under this Agreement are assigned prior to the Closing Date consistent with the terms of this Agreement and in aggregate principal amount held by each such Purchaser, or held by such Purchaser and any purchaser to which the rights and obligations under this Agreement are assigned consistent with the terms of this Agreement, in each case against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company.

3.             Representations and Warranties of the Company. Except as set forth in the SEC Reports, excluding any disclosures set forth in risk factors or any “forward looking statements” within the meaning of the Securities Act or the Exchange Act, the Company hereby represents and warrants to the Purchasers as follows:

3.1.         Organization and Power.  The Company is a company duly incorporated, validly existing and in good standing  under the laws of the Cayman Islands, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failure of the Company to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect.

3.2.         Capitalization.

(a)           As of June 1, 2015, (i) the total number of outstanding Class A ordinary shares, par value US$0.001, of the Company was 224,299,179, (ii) the total number of outstanding Ordinary Shares was 136,164,846, (iii) the total number of Ordinary Shares issuable upon exercise of outstanding options to acquire Ordinary Shares was 24,783,792, (iv) the total number of Ordinary Shares issuable upon exercise of warrants to acquire Ordinary Shares was 11,450,000, and (v) no other shares of stock or options or rights to acquire stock were outstanding.  All such issued and outstanding Ordinary Shares have been duly authorized and validly issued and are fully paid and non-assessable.  From December 31, 2014 through the date of this Agreement, no dividends have been paid with respect to the Ordinary Shares and no dividends have been declared with respect to the Ordinary Shares.

(b)           As of the date of this Agreement, except as set forth in Section 3.2(a) hereof, and except for pursuant to the Company’s Benefit Plans and as disclosed in the SEC Reports, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

3.3.         Registration Rights.  Except as set forth in the Transaction Agreements, the Company has not granted to any Person the right to require the Company to register Ordinary Shares on or after the date of this Agreement.

3.4.         Authorization.  The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein and therein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the ADSs upon conversion of the Notes and the Ordinary Shares underlying such ADSs in accordance with their terms, the deposit of the Ordinary Shares in respect thereof and the consummation of the other transactions contemplated herein and therein do not require any approval of the Company’s stockholders (other than such approval as has already been obtained). Assuming this Agreement constitutes the legal and binding agreement of the Purchasers, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon their respective execution by the Company and the other parties thereto and assuming that they constitute legal and binding agreements of the other parties thereto, each of the Registration Rights Agreement, the VCOC Letter, the Indenture and the Notes will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  The Board of Directors of the Company has approved this Agreement, the issuance of the Notes, and the ADSs issuable upon conversion of the Notes, the Ordinary Shares underlying such ADSs, the deposit of the Ordinary Shares in respect thereof and the other transactions contemplated hereby and thereby.

3.5.         Valid Issuance.  (a) The Notes being purchased by the Purchasers hereunder will, upon issuance pursuant to the terms hereof and the terms of the Indenture and upon payment therefor, be valid and legally binding obligations of the Company, enforceable in accordance with their terms and the terms of the Indenture, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). At or prior to the Closing and at all times thereafter, the Company will have authorized and have available for issuance at least the number of Ordinary Shares to be deposited with the Depositary in respect of the ADSs into which the Notes may be converted.  The Ordinary Shares and ADSs issuable upon conversion of the Notes have been duly authorized for issuance and, when issued upon conversion of the Notes will be duly and validly issued, fully paid and non-assessable, assuming due issuance of the ADSs by the Depositary, and will not be subject to any pre-emptive or similar rights and will rank pari passu in all respects with all other existing Ordinary Shares and ADSs. For the purposes of this representation, the term “non-assessable” in relation to the Ordinary Shares and ADSs means that holders of such Ordinary Shares and ADSs, having fully paid up all amounts due on such Ordinary Shares and ADSs, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such Ordinary Shares or ADSs. Subject to the accuracy of the representations made by the Purchasers in Section 4 hereof, the Notes will be issued to the Purchasers in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.  As of the date hereof, the Company is a WKSI and is eligible to file as of the date hereof a registration statement on Form F-3 under the Securities Act.

(b) The Deposit Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery by the Depositary, constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Upon due execution and delivery by the Depositary of American depositary receipts (“ADRs”) evidencing the ADSs to be issued upon conversion of the Notes and the deposit of the Ordinary Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADRs will be duly and validly issued and the holders of such ADRs will be entitled to the rights specified therein and in the Deposit Agreement.

3.6.         No Conflict.  The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Ordinary Shares and ADSs upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby and thereby will not (i) violate any provision of the Memorandum and Articles of Association of the Company or (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.7.         Consents.  All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the Notes and the issuance of the Ordinary Shares and ADSs upon conversion of the Notes in accordance with their terms have been obtained or made, other than (i) the expiration or termination of any applicable waiting periods under the HSR Act or any foreign antitrust requirements in connection with the issuance of Ordinary Shares and ADSs upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.8.         Permits; Compliance with Applicable Laws.

(a)           The Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable laws (including, without limitation, the U.S. Foreign Corrupt Practices Act, as amended, and PRC anti-bribery Law), except where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  The Company and each of its Subsidiaries have all permits, licenses, authorizations, consents, orders and approvals (collectively, “Permits”) of, and have made all filings, applications and registrations with, any Governmental Authority that are required in order to carry on their business as presently conducted, except where the failure to have such Permits or the failure to make such filings, applications and registrations, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and all such Permits are in full force and effect and, to the knowledge of the Company, no suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current, except where such absence, suspension or cancellation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)           None of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any agent, employee, affiliate or representative of the Company or any of its Subsidiaries is an individual or entity (“Relevant Person”) currently the subject or target of any sanctions administered or enforced by the United States Government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions; and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any Subsidiaries, joint venture partners or other Relevant Person, to fund any activities of or business with any Relevant Person, or in any country or territory, that, at the time of such funding, is the subject of Sanctions or in any other manner that will result in a violation by any Relevant Person (including any Relevant Person participating in the transactions contemplated hereby, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(c)           None of the Company, any of its Subsidiaries, any of their respective directors or officers or, to the knowledge of the Company, any agent, employee, affiliate or other person acting on behalf of the Company or any of its Subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Each of the Company and its Subsidiaries has conducted their businesses in compliance with applicable anti-corruption laws and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

(d)           The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Authority involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

3.9.         SEC Reports; Financial Statements.

(a)           The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since October 31, 2013 through the date hereof. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b)           The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c)           Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since January 1, 2015, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

3.10.       Internal Controls and Procedures.  The Company has established and maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15 or Rule 15d-15 under the 1934 Act.  Such disclosure controls and procedures are effective to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC.  The Company maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations and (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with US GAAP.  The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal controls over financial reporting for the fiscal year ended December 31, 2014 in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and such assessment concluded that such controls were effective and the Company’s independent registered accountant has issued (and not subsequently withdrawn or qualified) or will issue, as applicable, an attestation report concluding that the Company maintained effective internal control in all material respects over financial reporting as of December 31, 2014.  As of the date hereof, the chief executive officer and chief financial officer of the Company do not currently expect that they will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due.

3.11.       Absence of Certain Changes.  Since January 1, 2015, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

3.12.       Absence of Litigation.  As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to the Company’s knowledge, threatened by or before any Governmental Authority against the Company or any Subsidiary which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Authority binding upon the Company or any Subsidiary that would reasonably be expected to have a Material Adverse Effect.

3.13.       NASDAQ Global Select Market.  The Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and the ADSs are listed on the NASDAQ Stock Market, and the Company has no action pending to terminate the registration of the Ordinary Shares under the Exchange Act or delist the ADSs from NASDAQ Stock Market, nor has the Company received any notification that the SEC or the NASDAQ Stock Market is currently contemplating terminating such registration or listing.  The Company is not in violation of any listing requirements of the NASDAQ Stock Market and has no knowledge of any facts that would reasonably be expected to lead to delisting or suspension of its ADSs from the NASDAQ Stock Market in the foreseeable future.

3.14.       Variable Interest Entities.  The Company controls its VIE Entities through a series of contractual arrangements, and except for this Agreement and the documents entered into as required by this Agreement, there is no enforceable agreement or understanding to rescind, amend or change the nature of such captive structure or material terms of such contractual arrangements.

3.15.       SAFE Compliance.  The Company has taken all reasonable steps to comply with, and to cause all of the Company’s shareholders who, to the knowledge of the Company after due inquiry, are PRC residents or PRC citizens, to comply with any applicable rules and regulations of the State Administration of Foreign Exchange (the “SAFE Rules and Regulations”), including, without limitation, taking reasonable steps to require each shareholder that is, or is directly or indirectly owned or controlled by, a PRC resident or PRC citizen to complete any registration and other procedures required under applicable SAFE Rules and Regulations.

3.16.       Intellectual Property.  The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, adequate patents, patents rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, “Intellectual Property”) necessary to carry on the business now operated by them, and neither the Company nor any of its Subsidiaries has infringed or is infringing the intellectual property of a third party or has received any notice or is otherwise aware of any infringement of or conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Company or any of its Subsidiaries therein, and which infringement or conflict (if the subject of any unfavorable decision, ruling or finding) or invalidity or inadequacy, singly or in the aggregate would result in a Material Adverse Effect.

3.17.       Title to Property.  The Company and its Subsidiaries have good and marketable title to all real property owned by the Company and its Subsidiaries and good title to all other properties owned by them, in each case, free and clear of all mortgages, pledges, liens, security interests, claims, restrictions or encumbrances of any kind except where failure to have good and marketable title to such real property or good title to all other properties owned by them would not, individually or in the aggregate, result in a Material Adverse Effect; all of the leases and subleases material to the business of the Company and its Subsidiaries, taken as a whole, are valid, subsisting, enforceable and in full force and effect, and neither the Company nor any Subsidiary has any notice of any material claim that has been asserted by anyone adverse to the rights of the Company or any Subsidiary under any of the material leases or subleases mentioned above, or affecting or questioning the rights of the Company or such Subsidiary to the continued possession of the leased or subleased premises under any such material lease or sublease.

3.18.       Transactions with Directors and Officers.  None of the officers or directors of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for services as officers and directors including director indemnity agreements, or the contractual arrangement that the Company uses to control its VIE entities), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or, to the knowledge of the Company, any entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner, other than (a) for payment of salary or consulting fees for services rendered, (b) reimbursement for expenses incurred on behalf of the Company and (c) for other employee benefits, including stock option agreements under the Benefit Plans.

3.19.       Investment Company Act.  The Company is not, and immediately after receipt of payment for the Notes will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.20.       Taxes.

(a)           The Company and its Subsidiaries have filed all material tax returns that are required to have been filed by them pursuant to applicable national, provincial, local and non-U.S. tax law, and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company and its Subsidiaries, except for such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. The charges, accruals and reserves on the books of the Company in respect of any income and corporation tax liability for any years not finally determined are adequate to meet any assessments or re-assessments for additional income tax for any years not finally determined, except to the extent of any inadequacy that would not, individually or in the aggregate, result in a Material Adverse Effect.

(b)           The Company does not believe it was a “passive foreign investment company” (“PFIC”) as defined in Section 1297 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), for its most recently completed taxable year and does not expect to be classified as a PFIC for its taxable year ending December 31, 2015.

(c)           There are no stamp or other issuance or transfer taxes or duties or other similar fees or charges required to be paid in the Cayman Islands or the PRC in connection with the execution and delivery of this Agreement or the issuance or sale of the Notes.

3.21.       Payments in Foreign Currency.  Under current laws and regulations of the Cayman Islands and any political subdivision thereof, all dividends and other distributions declared and payable on the Securities and the underlying Ordinary Shares may be paid by the Company to the holder thereof in United States dollars and freely transferred out of the Cayman Islands without the necessity of obtaining any governmental authorization in the Cayman Islands or any political subdivision or taxing authority thereof or therein.

3.22.       General Solicitation; No Integration.  Neither the Company nor any other Person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Notes.  The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Notes sold pursuant to this Agreement.

3.23.       Brokers.  Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchasers would be required to pay.

3.24.       Reliance by the Purchasers.  The Company acknowledges that the Purchasers will rely upon the truth and accuracy of, and the Company’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Company set forth herein.

4.             Representations and Warranties of the Purchasers.  Each Purchaser, severally and not jointly, represents and warrants to the Company as follows:

4.1.         Organization.  The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2.         Authorization.  The Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements to which it will be a party and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of the Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements to which it will be a party and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Upon their respective execution by the Purchaser and the other parties thereto and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements to which the Purchaser will be a party will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3.         No Conflict  The execution, delivery and performance of the Transaction Agreements to which the Purchaser will be a party by the Purchaser, and the performance by the Purchaser of its obligations under the Transaction Agreement to which it will be a party will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements to which it will be a party (a “Purchaser Adverse Effect”).

4.4.         Consents.  All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the Notes, the issuance of the Ordinary Shares and ADSs upon conversion of the Notes in accordance with their terms and the consummation of the other transactions contemplated hereby and thereby have been obtained or made, other than (i) the expiration or termination of the applicable waiting period under the HSR Act or any foreign antitrust requirements in connection with the issuance of Ordinary Shares and ADSs upon conversion of the Notes and (ii) such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5.         Absence of Litigation.  As of the date hereof, there is no action, suit, proceeding, investigation or inquiry pending or, to the Purchaser’s knowledge, threatened by or before any Governmental Authority against the Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or Governmental Authority binding upon the Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6.         The Purchasers’ Financing.  At the Closing, Silver Lake will have all funds necessary to pay to the Company the full purchase price for the Notes being purchased by Silver Lake pursuant to this Agreement in immediately available funds.  At all times between the date hereof and the Closing, Hillhouse has and will have all funds necessary to pay to the Company the full purchase price for the Notes being purchased by Hillhouse pursuant to this Agreement in immediately available funds.

4.7.         Brokers and Finders.  The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 10.7 hereof if applicable).

4.8.         Purchase Entirely for Own Account.  The Purchaser is acquiring the Securities for its own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act.  The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.9.         General Solicitation.  The Purchaser is not purchasing the Securities as a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.10.       Investor Status.

(a)           The Purchaser certifies and represents to the Company that the Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b)           The Purchaser (i) is able to fend for itself in the transactions contemplated by this Agreement, (ii) has such knowledge and experience in financial and business matters as to be able to evaluate the risks and merits of its prospective investment in the Securities, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(c)           The Purchaser (i) has conducted its own investigation of the Company and the terms of the Securities, (ii) has had access to the Company’s public filings and to such business, financial and other information as it deems necessary to make its investment decision, (iii) has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, and (iv) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.11.       Securities Not Registered.  The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which may be outside of the Purchaser’s control and which the Company is under no obligation and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.12.       Reliance by the Company.  The Purchaser acknowledges that the Company will rely upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgements and understandings of the Purchaser set forth herein.

4.13.       Ownership of Ordinary Shares and ADSs.  Except, in the case of Hillhouse, as disclosed in its amended Schedule 13D filed with the SEC on April 9, 2015, and for changes subsequent to April 9, 2015 in an aggregate amount not to exceed 1% of the number of Ordinary Shares outstanding as described in Item 5 of such Schedule 13D, neither the Purchaser nor, to the Purchaser’s knowledge, any Affiliated Entity, owns, and during the period beginning on the date of this Agreement and ending immediately after the Closing will not own, any Ordinary Shares or ADSs.

4.14.       Transactions involving Ordinary Shares or ADSs.  During the thirty (30) trading days ended prior to the date hereof neither the Purchaser nor, to the Purchaser’s knowledge, any Affiliated Entity has engaged in any transaction involving Ordinary Shares or ADSs, or any option, warrant, convertible security, share appreciation right, swap agreement or other security, contract right or derivative position, whether or not presently exercisable, that has an exercise or conversion privilege or a settlement payment or mechanism at a price related to the value of Ordinary Shares or ADSs or a value determined in whole or part with reference to, or derived in whole or in part from, the value of Ordinary Shares or ADSs, including any short sale or hedging transaction, except, in the case of Hillhouse, for transactions not involving any short sale transaction in an aggregate amount not to exceed 1% of the number of Ordinary Shares outstanding as described in Item 5 of the Schedule 13D referred to in Section 4.13.

5.             Covenants.

5.1.         HSR Approval.  The Company and the Purchasers acknowledge that one or more filings under the HSR Act may be necessary in connection with the issuance of the Ordinary Shares and ADSs upon conversion of the Notes. Each Purchaser shall be solely responsible for determining whether any filings under the HSR Act or any foreign antitrust requirements may be necessary in connection with any conversion of Notes held by it and will promptly notify the Company if any such filing is required.  If any Purchaser determines that any such filing is required, such Purchaser shall not convert the Notes until such time as the applicable requirements of the HSR Act or such foreign antitrust requirements have been satisfied and any related approvals, consents or waivers have been received, or such time as such Purchaser determines that such requirements are no longer applicable. To the extent reasonably requested, the Company will cooperate with each Purchaser in timely making or causing to be made all applications and filings under the HSR Act or any non-U.S. antitrust requirements in connection with the issuance of the Ordinary Shares and ADSs upon conversion of Notes held by such Purchaser as promptly as reasonably practicable or as required by the law of the applicable jurisdiction. The Company shall as promptly as reasonably practicable provide from time-to-time such information and documentation regarding the Company and its Subsidiaries as the Purchasers or their respective assignees may reasonably request in order to determine what non-U.S. antitrust requirements may exist with respect to any potential conversion of the Notes. For the avoidance of doubt, any delivery of the ADSs upon conversion of the Notes shall be subject to the terms and conditions of the Indenture.

5.2.         Shares and ADSs Issuable Upon Conversion.  At any time that the Notes are outstanding, the Company shall cause to be maintained all authorizations required for the issuance of a number of Ordinary Shares and ADSs which the Company may be liable to issue upon the conversion of the Notes from time to time remaining outstanding, in accordance with the terms and conditions of the Notes.  All Ordinary Shares and ADSs delivered upon conversion of the Notes shall be newly issued shares or shares held in treasury by the Company, shall have been duly authorized and validly issued and shall be fully paid and non-assessable and free of any lien and shall not be subject to any pre-emptive rights or similar rights and shall rank pari passu in all respects with other existing Ordinary Shares and ADSs. The Company will use reasonable best efforts to cause any ADSs issued upon conversion of the Notes to be listed with The NASDAQ Stock Market or, if the ADSs are no longer listed on the NASDAQ Stock Market, the primary stock exchange or quotation system on which the ADSs are then listed by the Company.

5.3.         Further Assurances.  Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.  Without limiting the foregoing:  the Company shall (x) execute and deliver the Indenture and engage a trustee under the Indenture and cause such trustee to execute and deliver the Indenture, (y) the Company will execute and deliver to the Purchasers the Registration Rights Agreement, and (z) the Company will execute and deliver to Silver Lake the VCOC Letter.

5.4.         Information Rights.

(a)           Subject to Section 5.4(b) hereof, upon the request of each Purchaser, the Company shall provide such Purchaser with the following information (in addition to any reports required to be provided under the Indenture):

(i)            unaudited quarterly (as soon as available and in any event within 90 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 120 days of the end of each year) financial statements prepared in accordance with GAAP, which statements shall include:

(1)           the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;

(2)           a comparison to the corresponding data for the corresponding periods of the previous fiscal year; and

(3)           to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system).

(b)           The rights of each Purchaser pursuant to this Section 5.4 shall be specific to such Purchaser and shall be non-transferable except to any Affiliated Entity.  The rights of each Purchaser pursuant to Section 5.4(a)(i)(1)-(2) hereof shall be deemed satisfied by the delivery to such Purchaser of the reports described in Section 5.4(a)(i)(3) hereof to the extent such reports contain the information described in Section 5.4(a)(i)(1)-(2) hereof.

(c)           The Company agrees to use its reasonable best efforts to not provide Hillhouse with any material nonpublic information regarding the Company except to the extent such information is requested by Hillhouse; provided, that the Company shall have no obligation to provide any information in response to any such request that is not otherwise required hereunder.

5.5.         Specific Performance.  The Purchasers and the Company agree that irreparable damage would occur and that the Company and the Purchasers, as applicable, would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach.  Accordingly, the Purchasers and the Company agree that in the event of any breach or threatened breach by the Company on the one hand and the Purchasers on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company and the Purchasers, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond or other security be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms, provisions and covenants contained herein, this being in addition to any other remedy to which they are entitled at law or in equity.

5.6.         Use of Proceeds.  The Company shall use the proceeds from the issuance of securities pursuant to this Agreement solely for general corporate purposes and mergers and acquisitions.

5.7.         OFAC.  The Company will not directly or indirectly use the proceeds of the Notes hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by the OFAC.

5.8.         WKSI Covenant.  If the Company ceases to be a WKSI at any time after the date of this Agreement, it shall file an initial Registration Statement (as defined in the form of Registration Rights Agreement) as promptly as practicable but in any case within sixty (60) days of the date it becomes aware, or reasonably should have known, that it is no longer a WKSI.

5.9.         Officers Certificate.  The Company shall deliver to the Purchasers at the Closing a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in Section 6.1(a) hereof have been fulfilled and that the Company has performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

5.10.       VCOC Letter.  The Company shall deliver to Silver Lake and any purchaser to which the rights and obligations of Silver Lake under this Agreement are assigned by Silver Lake prior to the Closing Date consistent with the terms of this Agreement at the Closing a letter in substantially the form attached hereto as Exhibit D (the “VCOC Letter”) to the extent such letter has been requested by Silver Lake at least five (5) days prior to the Closing Date.

5.11.       Observer Rights.  No later than the date that is sixty (60) days following the Closing, the Company agrees to appoint, and Silver Lake shall be entitled to appoint, from time to time, by notice in writing to the Company, an individual (an “Observer”) to attend any meetings of the board of directors.  The Observer shall be entitled to speak at meetings of the board of directors and any committee thereof, but no Person shall have any right in respect of his/her status as an Observer to vote on questions put before the board of directors.  At the request of the board of directors, the Observer shall recuse himself from any discussions.  The rights of Silver Lake pursuant to this Section 5.11 shall be specific to Silver Lake and shall be non-transferable except to any Affiliated Entity.

5.12.       Co-Investment Rights.  The Company undertakes that it shall give each Purchaser, or its Affiliated Entities, a right of first offer to participate in any future opportunity to invest in the Company that is offered to private equity investors in terms that are no less favorable than the terms offered to such private equity investors.  The portion of any such opportunity that shall be allocated to each Purchaser shall be equal to such Purchaser’s aggregate shareholding percentage in the fully diluted capitalization of the Company based on the number of Ordinary Shares issuable upon conversion of the Notes then held by such Purchaser plus the number of Ordinary Shares or ADSs then held by such Purchaser that were issued upon prior conversion of Notes by such Purchaser, plus the portion of such investment opportunity allocated to the other Purchaser in the event the other Purchaser has elected not to, or is deemed to have elected not to, participate in such investment opportunity.  Upon the Company’s written notice to the Purchasers of such investment opportunity, each Purchaser agrees that it shall elect whether or not to exercise such right of first offer with respect to such investment opportunity within ten (10) business days of receiving notification from the Company, and shall also indicate whether or not such Purchaser elects to exercise such right of first offer with respect to the portion of such investment opportunity allocated to the other Purchaser in the event the other Purchaser has elected not to, or is deemed to have elected not to, participate in such investment opportunity; if any Purchaser has not made such an election within ten (10) business days, such Purchaser shall be deemed to have elected not to participate in such investment opportunity.  The rights of each Purchaser pursuant to this Section 5.12 shall be specific to such Purchaser and shall be non-transferable except to any Affiliated Entity.

5.13.       Cooperation.  The Company and Silver Lake agree to hold quarterly meetings (which shall fall in months other than when scheduled board meetings are held) between senior management of the Company and senior members of the investment team from Silver Lake to provide consultation, advice and exchange of information concerning the business and operations of the Company, the online travel industry and other areas of mutual concern.  The rights of Silver Lake pursuant to this Section 5.13 shall be specific to Silver Lake and shall be non-transferable except to any Affiliated Entity.

5.14.       Benefit of Covenants.  The covenants of the Company under this Section 5 shall be for the sole benefit of each of the Purchasers or Silver Lake, as applicable.  Sections 5.4 (Information Rights), 5.8 (WKSI Covenant), 5.11 (Observer Rights), 5.12 (Co-Investment Rights), 5.13 (Cooperation) and 5.15 (Tax Covenant) hereof shall be in full force and effect with respect to the applicable Purchaser only for so long as such Purchaser’s Investment Value is equal to or greater than 50% of the respective principal amount of Notes purchased by such Purchaser as set forth beside its name in Schedule 1 hereto.  All other provisions in this Section 5 shall be in full force and effect with respect to the applicable Purchaser for so long as such Purchaser beneficially owns any Notes or Ordinary Shares and ADSs issued upon conversion of the Notes.  “Investment Value” at any time shall mean (i) the outstanding principal amount of the Notes held by such Purchaser at such time, plus (ii) the number of Ordinary Shares or ADSs issued upon conversion of the Notes held by the Purchaser at such time multiplied by the Conversion Price at which such Ordinary Shares or ADSs were issued.

5.15.       Tax Covenant.  The Company shall (i) notify each Purchaser (using commercially reasonable efforts to provide such notice in a timely manner to allow each Purchaser to make the election and complete the filing requirements described in clause (ii) below) if it determines in respect to any taxable year that the Company and/or any of the entities in which the Company owns at least a 25% equity interest (by value) (directly or indirectly) is a PFIC and (ii) at the request of either Purchaser,  provide such information as such Purchaser may reasonably request to comply with any reporting requirements in connection with such determination described in clause (i), including information needed to permit such Purchaser or any direct or indirect owner thereof to elect to treat the Company and/or any such entity as a “qualified electing fund” (within the meaning of Section 1295 of the Code) for U.S. federal income tax purposes and a complete and accurate “PFIC Annual Information Statement” for the applicable entity as described in Section 1.1295-1(g)(1) of the U.S. Treasury Regulations; provided, however, that the provision of any information pursuant to clause (ii) of this paragraph, including, but not limited to, the calculation of the Company’s or any such entity’s earnings and profits, ordinary earnings, or net capital gain, each as determined for U.S. federal income tax purposes, shall be solely at the expense of the requesting Purchaser (or if both Silver Lake and Hillhouse make such request, then Silver Lake and Hillhouse shall each be responsible for 50% of such expenses), including, but not limited to, the cost of any accounting, tax, legal or other advisors retained by the Company.  Each Purchaser acknowledges and agrees that any information determined in connection with this Section 5.15 may be considered material nonpublic information for purposes of Section 5.4(c) hereof, and, regardless of whether such information so qualifies, may be publicly disclosed by the Company or otherwise shared by the Company with any other Purchaser, investor, or shareholder of the Company, and no such disclosure or sharing of such information shall alter the Purchasers’ responsibility for such expenses.  The rights of each Purchaser pursuant to this Section 5.15 shall be specific to such Purchaser and shall be non-transferable except to any Affiliated Entity.

6.             Conditions Precedent.

6.1.         Conditions to the Obligation of the Purchasers.  The obligations of the Purchasers to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Notes being purchased by it at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver of the following conditions precedent:

(a)           The representations and warranties of the Company contained in Section 3.1, Section 3.4, Section 3.5, Section 3.6(i), Section 3.22 and Section 3.23 hereof (each a “Fundamental Representation”) herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Purchasers that for purposes of this Section 6.1(a), in the case of any representation and warranty of the Company contained herein (i) which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects or (ii) which is made as of a specific date, such representation and warranty need be true and correct only as of such specific date).

(b)           The purchase of and payment for the Notes by the Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(c)           The Company and the Trustee shall have executed and delivered the Indenture to the Purchasers and the Company shall have executed and delivered the Notes to the Purchasers.

(d)           The Company shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit B (the “Registration Rights Agreement”) to the Purchasers.

(e)           The Purchasers shall have received from Shearman & Sterling LLP, United States counsel to the Company, an opinion in form and substance reasonably satisfactory to the Purchasers concerning the matters set forth on Exhibit C-1.

(f)            The Purchasers shall have received from Maples and Calder, Cayman Islands special counsel to the Company, an opinion in form and substance reasonably satisfactory to the Purchasers concerning the matters set forth on Exhibit C-2.

(g)           The Purchasers shall have received from TransAsia Lawyers, PRC special counsel to the Company, an opinion in form and substance reasonably satisfactory to the Purchasers concerning the matters set forth on Exhibit C-3.

(h)           The Company shall have delivered to Purchasers the written consent from Baidu, Inc., required pursuant to Section 7(9) of the US$300 Million Credit Facility Contract, dated as of February 24, 2014, by and between the Company and Baidu, Inc.

6.2.         Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchasers the Notes to be purchased by them at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver of the following conditions precedent:

(a)           The representations and warranties contained herein of the Purchasers shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date (it being understood and agreed by the Company that, in the case of any representation and warranty of the Purchasers contained herein which is not hereinabove qualified by application thereto of a materiality standard, such representation and warranty need be true and correct only in all material respects).

(b)           The Purchasers shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchasers on or prior to the Closing Date.

(c)           The Company shall have received a certificate, dated the Closing Date, on behalf of each Purchaser, signed by an authorized representative thereof, certifying on behalf of such Purchaser that the conditions specified in the foregoing Sections 6.2(a) and (b) have been fulfilled.

(d)           The purchase of and payment for the Notes by the Purchasers shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e)           The Trustee shall have executed and delivered the Indenture to the Company.

(f)            The Purchasers shall have executed and delivered the Registration Rights Agreement to the Company.

7.             Termination.

7.1.         Conditions of Termination.  Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchasers, or (b) by either the Company or the Purchasers if the Closing shall not have occurred on or prior to September 1, 2015.

7.2.         Effect of Termination.  In the event of any termination pursuant to Section 7.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchasers, or their directors, officers, general or limited partners, agents or stockholders, with respect to this Agreement, except for liability arising from any knowing and intentional breach by such party of any provision of this Agreement; provided that Section 8 and Section 9.14 of this Agreement shall indefinitely survive any termination of this Agreement in accordance with its terms.

8.             Indemnification of the Purchasers.

8.1.         General.  The Company hereby agrees to indemnify and hold harmless each Purchaser, its Affiliates and its respective directors, officers, members, partners, employees and agents (each, an “Indemnified Person”) for any and all losses, claims, damages, penalties, liabilities, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees incurred by the Indemnified Person in any Action in connection with any breach as set forth below) (collectively, “Losses”) to which such persons may become subject as a result of (i) any breach of any representation or warranty contained in Section 3 hereof; or (ii) any breach of any covenant made or to be performed on the part of the Company under this Agreement, the Notes or the Indenture; and the Company will reimburse any such person for all reasonable expenses (including reasonable counsel fees and expenses), upon presentation of appropriate invoices containing reasonable detail, as they are incurred by any such person in any Action in connection with any such breach of representation, warranty or covenant or investigating, preparing or defending any such Action, pending or threatened, whether or not such person is a party thereto; provided that with respect to indemnification or reimbursement by the Company pursuant to this Section 8.1(a), (x) in the case of any indemnification pursuant to clause (i) other than in respect of a Fundamental Representation (which will not be subject to the limits of this clause (x)), and (y) the Company’s maximum aggregate liability to the Indemnified Persons with respect to any Purchaser will not exceed the principal amount of Notes paid by such Purchaser.

8.2.         Claims; Disputes.  Each Indemnified Person shall give the Company prompt written notice (an “Indemnification Notice”) of any third party Action it has actual knowledge of that might give rise to Losses, which notice shall set forth a description of those elements of such Action of which such Indemnified Person has knowledge; provided, that any delay or failure to give such Indemnification Notice shall not affect the indemnification obligations of the Company hereunder except to the extent the Company is materially prejudiced by such delay or failure.

8.3.         Opportunity to Defend Third Party Claims.  The Company shall have the right, exercisable by written notice to the applicable Indemnified Person(s) within thirty (30) days of receipt of the applicable Indemnification Notice, to select counsel to defend and control the defense of any third party claim set forth in such Indemnification Notice; provided that the Company shall not be entitled to so select counsel or control the defense of any claim if (i) such claim seeks primarily non-monetary or injunctive relief against the Indemnified Person or alleges any violation of criminal law, (ii) the Company does not, subsequent to its assumption of such defense in accordance with this Section 8.3, conduct the defense of the such claim actively and diligently, (iii) such claim includes as the named parties both the Company and the applicable Indemnified Person(s) and such Indemnified Persons reasonably determine upon the advice of counsel that representation of all such Indemnified Persons by the same counsel would be prohibited by applicable codes of professional conduct, or (iv) in the event that, based on the reasonable advice of counsel for the applicable Indemnified Person(s), there are one or more material defenses available to the applicable Indemnified Person(s) that are not available to the Company.  If the Company does not assume the defense of any third party claim in accordance with this Section 8.3, the applicable Indemnified Person(s) may continue to defend such claim at the sole cost of the Company (in the case of clauses (i) or (ii)) or the applicable Indemnified Person(s) (in the case of clauses (iii) or (iv)) and the Company may still participate in, but not control, the defense of such third party claim at the Company’s sole cost and expense.

8.4.         Settlement.  No Indemnified Person shall consent to a settlement of, or the entry of any judgment arising from, any such claim, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the applicable Indemnified Person(s) (such consent not to be unreasonably withheld, conditioned or delayed), the Company, in the defense of any such claim, shall not consent to the entry of any judgment or enter into any settlement that (i) provides for injunctive or other nonmonetary relief affecting any Indemnified Person or (ii) does not include as an unconditional term thereof the giving by each claimant or plaintiff to each such Indemnified Person(s) of an unconditional release of such Indemnified Person(s) from all liability with respect to such Action. In any such third party claim where the Company has assumed control of the defense thereof, the Company shall keep the applicable Indemnified Person(s) informed as to the status of such claim at all stages thereof (including all settlement negotiations and offers), promptly submit to such Indemnified Person(s) copies of all pleadings, responsive pleadings, motions and other similar legal documents and paper received or filed in connection therewith, permit such Indemnified Person(s) and their respective counsels to confer with the Company and its counsel with respect to the conduct of the defense thereof, and permit such Indemnified Person(s) and their respective counsel(s) a reasonable opportunity to review all legal papers to be submitted prior to their submission

9.                                      Miscellaneous Provisions.

9.1.                            Public Statements or Releases.  No party to this Agreement shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, other than a statement consistent with public announcements that were previously made by a party hereto in accordance with this Section 9.1.  Notwithstanding the foregoing, nothing in this Section 9.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange.

9.2.                            Interpretation.

(a)                                 The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein.  References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

(b)                                 For the avoidance of doubt, all representations and warranties, covenants, acknowledgements, agreements, rights, duties and obligations of the Purchasers hereunder shall be several and not joint, and each Purchaser is liable only for its own obligations.

9.3.                            Notices.  Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and:

(a)         If to the Company, addressed as follows:

Qunar Cayman Islands Limited

17th Floor, Viva Plaza, Building 18, Yard 29, Suzhou Street

Haidian District

Beijing 100080

China

Attention: Yilu Zhao

E-mail: yilu.zhao@qunar.com

with a copy to:

Shearman & Sterling LLP

12th Floor, Gloucester Tower

The Landmark

15 Queen’s Road

Central

Hong Kong

Attention: Paul Strecker

Facsimile No.: +852 2978 8099

Email: Paul.Strecker@Shearman.com

(b)         If to Silver Lake, addressed as follows:

Silver Lake Partners
2775 Sand Hill Road, Suite 100
Menlo Park, California  94025
Facsimile:                                         (650) 233-8125
Attention:  Karen King

Email:  Karen.King@SilverLake.com

with a copy to:

Simpson Thacher & Bartlett LLP

3919 China World Tower
1 Jian Guo Men Wai Avenue
Beijing 100004
China

Facsimile:  +86 10 5965-2988

Attention:  Daniel Fertig

Email:  dfertig@stblaw.com

(c)          If to Hillhouse, addressed as follows:

Hillhouse Capital Management, Ltd.

190 Elgin Ave

George Town, Cayman Islands

KY91005

Facsimile:  +852 2179-1900

Attention: Adam Hornung

Email: Legal@hillhousecap.com

with a copy to:

Goodwin Procter LLP

One Exchange Square

Suite 2801, 8 Connaught Place

Central, Hong Kong

Facsimile: +852 2801 5515

Attention: Yash A. Rana

Email: yrana@goodwinprocter.

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

9.4.                            Severability.  If any part or provision of this Agreement is held unenforceable by a court of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto so long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5.                            Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally:

(i)                                     submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the Supreme Court of the State of New York, County of New York or the United States Federal District Court sitting for the Southern District of New York (and appellate courts thereof);

(ii)                                  consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii)                               agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 9.3 hereof or at such other address of which the other party shall have been notified pursuant thereto;

(iv)                              agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v)                                 agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi)                              agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii)                           irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

9.6.                            Waiver.  No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

9.7.                            Expenses.  Within a reasonable time following the Closing (and in no event later than 30 days following the Closing), the Company shall reimburse Silver Lake for all of its reasonable out-of-pocket fees and expenses, including the reasonable fees and expenses of attorneys, accountants and consultants employed by Silver Lake, in connection with proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby up to US$80,000, above which amount, each of the Company and the Purchasers shall be responsible for the payment of their own fees and expenses.

9.8.                            Assignment.  None of the parties may assign its rights or obligations under this Agreement or designate another Person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company and (y) the Purchasers; provided, that each Purchaser may assign its rights and obligations under this Agreement to one or more of its Affiliated Entities without the prior written consent of the Company or the other Purchaser. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

9.9.                            Confidential Information.

(a)                                 Each Purchaser, severally and not jointly, acknowledges that from time to time, such Purchaser may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for each Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by such Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or their Affiliates, Subsidiaries or franchisees in violation of this Section 9.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to such Purchaser on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to such Purchaser (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, us or any of our Subsidiaries or any of the Company’s representatives, (iii) is already in such Purchaser’s possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by such Purchaser without violating any of the confidentiality terms herein. Each Purchaser, severally and not jointly, agrees (i) except as required by law or regulatory or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any Person other than to its Affiliates and its and their respective Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by such Purchaser in the Notes (or the Ordinary Shares and ADSs into which the Notes are convertible) and to cause its Affiliates and Representatives to observe the terms of this Section 9.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by such Purchaser in the Notes (or the Ordinary Shares and ADSs into which the Notes are convertible).

(b)                                 Each Purchaser, severally and not jointly, acknowledges that the United States securities laws prohibit any person who has received material, nonpublic information regarding the Company and its Subsidiaries from the Company and its Subsidiaries from purchasing or selling securities of the Company and each Purchaser agrees that for as long as such Purchaser possesses any Confidential Information that is material to the Company it will not purchase or sell any securities of the Company in violation of such laws.

9.10.                     Third Parties.  Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other beneficial owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby; provided that (x) Section 8 hereof shall be for the benefit of and shall be enforceable by each of the Indemnified Persons, (y) Section 9.14 hereof shall be for the benefit of and shall be enforceable by each of the Specified Persons and (y) all of the provisions of this Agreement are for the benefit of and shall be enforceable by any Affiliated Entity that owns any Securities.

9.11.                     Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12.                     Entire Agreement; Amendments.  This Agreement and the other Transaction Agreements constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchasers.  The Company, on the one hand, and the Purchasers, on the other hand, may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by the Purchasers or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by the Purchasers or the Company, respectively.

9.13.                     Survival.  The representations and warranties contained in this Agreement shall terminate upon the first to occur of (x) the twelve (12) month anniversary of the Closing or (y) the termination of this Agreement pursuant to Section 7.1 hereof.

9.14.                     Recourse.  Notwithstanding anything to the contrary in this Agreement, each Purchaser’s liability for any liability, loss, damage or recovery of any kind (including special, exemplary, consequential, indirect or punitive damages or damages arising from loss of profits, business opportunities or goodwill, diminution in value or any other losses or damages, whether at law, in equity, in contract, in tort or otherwise) arising under or in connection with any breach of this Agreement (whether willfully, intentionally, unintentionally or otherwise) or the failure of the Closing to occur for any reason or otherwise in connection with the transactions contemplated by any Transaction Agreement or in respect of any oral representations made or alleged to have been made in connection therewith shall be no greater than the sum of the respective principal amount of Notes purchased by such Purchaser as set forth beside each of their names in Schedule 1 hereto, and the Purchasers shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by any Transaction Agreement in excess of such amount.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

QUNAR CAYMAN ISLANDS LIMITED

By:	/s/ Chenchao Zhuang
Name:Chenchao Zhuang
Title:CEO

[Signature Page to Note Purchase Agreement]

SILVER LAKE:

SL CAMEL HOLDCO LIMITED

By:	/s/ Zheng Wang
Name:Zheng Wang
Title:Director

[Signature Page to Note Purchase Agreement]

HILLHOUSE:

GAOLING FUND, L.P.

By:	/s/ Tracy Ma
Name:Tracy Ma
Title:Managing Director

YHG INVESTMENT, L.P.

By:	/s/ Tracy Ma
Name:Tracy Ma
Title:Managing Director

[Signature Page to Note Purchase Agreement]

EXHIBIT A

FORM OF INDENTURE

[Filed Separately]

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

[Filed Separately]

EXHIBIT C-1

MATTERS TO BE COVERED BY OPINION OF SHEARMAN & STERLING LLP
(UNITED STATES SPECIAL COUNSEL TO THE COMPANY)

•                  Enforceability of the Notes, the Indenture, and the Registration Rights Agreement (the “Transaction Documents”)

•                  No conflict with U.S. Federal or New York law or regulation

•                  No consents or approvals required of any U.S. Federal or New York authority

•                  No SEC registration required

EXHIBIT C-2

MATTERS TO BE COVERED BY OPINION OF MAPLES AND CALDER
(CAYMAN ISLANDS SPECIAL COUNSEL TO THE COMPANY)

•                  Due incorporation and existence in good standing of the Company

•                  The Notes are duly authorized

•                  The issue and allotment of Ordinary Shares upon conversion of the Notes has been duly authorized and when such shares are issued upon such conversion, they will be legally and validly issued and allotted as fully paid and non-assessable; and not subject to preemptive rights under Cayman law or the memorandum and articles of association of the Company

•                  The Transaction Documents have been duly authorized by an on behalf of the Company, and once executed and delivered by the Company, will constitute the legal, valid and binding obligations of the Company which are enforceable in accordance with their terms

•                  The execution, delivery and performance of the Transaction Documents and the Notes do not conflict with the Company’s organizational documents or any law, public rule or regulation applicable to the Company currently in force in the Cayman Islands

•                  No consent required of any local authority

•                  Valid choice of New York law and submission to jurisdiction of the U.S. Federal and New York courts and a judgment obtained from U.S. Federal or New York courts could be recognised and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, subject to certain criteria

•                  Company is not entitled to claim immunity from any proceeding in the Cayman Islands

•                  Purchasers not required to be licensed or qualified to do business in the Cayman Islands to enforce any of their rights

EXHIBIT C-3

MATTERS TO BE COVERED BY OPINION OF TRANSASIA LAWYERS
(PRC SPECIAL COUNSEL TO THE COMPANY)

•                  Due incorporation and existence in good standing of the PRC Subsidiaries

•                  Equity interests of PRC Subsidiaries has been fully paid, clean of liens, with no outstanding rights to acquire any equity interest in the PRC Subsidiaries

•                  Good title to assets of PRC Subsidiaries

•                  Articles of Association of each PRC Subsidiary comply with law and are in full force and effect

•                  PRC Subsidiaries have all necessary licenses, consents, approvals, etc. to operate their business

•                  The Transaction Documents are enforceable

•                  No consent or approval required of any local authority

•                  PRC Subsidiaries not in violation of Articles of Association, contractual instruments or applicable law

•                  No material legal proceedings

•                  Dividends declared and payable in accordance with law may be freely transferred out the PRC, and are exempt from withholding tax and income tax

•                  No stamp duties, income, withholding or other taxes payable by Purchasers as a result of the Transaction

•                  Execution of Transaction Documents and performance by Company will not conflict with other contractual obligations or affect validity of the contemplated Transaction, violate the Articles of Association or business licenses of the Company or violate applicable law.

•                  Valid choice of New York law and submission to jurisdiction of the U.S. Federal and New York courts and conclusive judgment on the merits from U.S. Federal or New York courts could be enforced by execution against the Company

•                  Company is not entitled to claim immunity from any proceeding in the PRC

•                  Purchasers not required to be licensed or qualified to do business in the PRC to enforce any of their rights

EXHIBIT D

FORM OF VCOC LETTER

This VCOC AGREEMENT (this “Agreement”) is entered into as of [         ], 2015, by and between Qunar Cayman Islands Limited, an exempted company with limited liability incorporated in the Cayman Islands, (the “Company”) and SL Camel Holdco Limited, a Cayman Islands exempted company (“Fund”).

RECITALS

A.            In light of Fund’s organizational documents, Fund is intended to have and maintain the status of a “venture capital operating company” (or “VCOC”) as defined in the Department of Labor Regulations, Section 25101.3-101(d) (the “Regulations”).

B.            The Regulations require that a venture capital operating company must have direct contractual rights to participate substantially in or substantially influence the conduct of the management of its portfolio companies.

C.            In order to induce Fund to invest in the Company, the Company has agreed to provide such rights to Fund in connection with Fund’s purchase of 2.0% Convertible Senior Notes due 2021 of the Company (the “Securities”) pursuant to that certain Note Purchase Agreement dated as of June 1, 2015 (the “Purchase Agreement”).

NOW, THEREFORE, the parties hereto agree that upon Fund’s purchase of the Securities, Fund will be entitled to the following contractual management rights, in addition to rights to non-public financial information, inspection rights and other rights specifically provided to Fund in connection with the current financing:

(1)           Fund shall be entitled to consult with and advise management of the Company on significant business issues, including management’s proposed annual and quarterly operating plans, at the Company’s facilities at such times as the Fund may reasonably request;

(2)           Upon reasonable advance notice, Fund may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations, provided that access to highly confidential or proprietary information which the Company reasonably believes the disclosure or dissemination of which, because of the particularly sensitive or extremely confidential nature, could reasonably be expected to harm the operation, business or the prospects of the Company, need not be provided; and

(3)           If Fund does not have a contractual representative on the Company’s Board of Directors, the Company shall invite a representative of Fund to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative timely copies of all notices, minutes, consents and other material that it provides to its directors.  Such representative may participate in discussions of matters brought to the Board of Directors.  At the request of the Board of Directors, the Observer shall recuse himself from any discussions.

Fund hereby agrees that it will not request or otherwise seek to obtain any information pursuant to the foregoing provisions, and will not use (or permit to be used) any information obtained pursuant to the foregoing provisions, except for lawful purposes relating solely to Fund’s interest as an investor. Fund agrees (a) to hold in confidence and trust and not use or disclose to any third party (other than its legal counsel and accountants who have a need to know such information) any confidential information provided to or learned by such party in connection with the exercise of Fund’s rights under this letter, (b) not to make copies of any materials, records or documents that constitute or contain such confidential information, except as required to allow Fund to exercise its rights under this letter, and (c) upon request of the Company, at such time that Fund loses its rights under this letter, to promptly deliver to the Company all materials, records or documents in its possession that constitute or contain such confidential information, and all copies thereof, whether in hard-copy or electronic form.

The rights described herein shall terminate and be of no further force or effect upon the first to occur of: (i) such time as Fund, together with its affiliates, collectively, do not own Securities, together with ordinary shares or American depositary shares representing ordinary shares issued upon conversion of the Securities (and based upon the then applicable conversion rate for the Securities), representing at least US$165,000,000 principal amount of the Securities, (ii) the Company sells all or substantially all of its assets, (iii) any “person” or “group” (as such terms are used in Section 13 of the Exchange Act) becomes a “beneficial owner” (as such term is used in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the total outstanding voting power of all classes of the Company’s capital stock entitled to vote generally in the election of directors, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding ordinary shares or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction, (v) Fund irrevocably waives and terminates all of its rights under this Agreement, or (vi) Fund no longer requires the rights described herein in order to maintain its status as a “venture capital operating company.”  However, the confidentiality obligations of Fund under this letter will survive for a period of three years following the termination of Fund’s management rights set forth herein.

In the event the Fund transfers all or any portion of its investment in the Company to an Affiliated Entity (as defined in the Purchase Agreement) (or to a direct or indirect wholly-owned Subsidiary of any such Affiliated Entity) that is intended to qualify as a venture capital operating company under the Plan Asset Regulation, such Affiliated Entity shall be afforded the same rights that the Company has afforded to the Fund hereunder and shall be treated, for such purposes, as a third party beneficiary hereunder. Fund may not otherwise transfer or assign any of its rights under this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have hereby executed this Agreement as of the date first above written.

QUNAR CAYMAN ISLANDS LIMITED

By:
Name:
Title:

SL CAMEL HOLDCO LIMITED

By:
Name:
Title:

SCHEDULE 1

ALLOCATION OF NOTES TO PURCHASERS

Purchaser	Principal Amount of Notes
SL Camel Holdco Limited	US$	330,000,000
Gaoling Fund, L.P.	US$	163,400,000
YHG Investment, L.P.,	US$	6,600,000
Total:	US$	500,000,000